EXECUTIVE CONTRACT AGREEMENT




 AGREEMENT made as of the 1st day of April, 2004 by and between Todd Sage, an individual, and New York Regional Railroad, a Delaware corporation, and JS Transport having their principal place of businesses located at 4302 First Ave., Brooklyn, New York, and 833 Rancocas Road, Mt Holly, NJ, respectively, (hereinafter referred to collectively as "the Company").

 WHEREAS the parties hereto have negotiated a mutually satisfactory arrangement for the contract services of Todd Sage to provide executive management for the Company.

 Now therefore, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

     1. Services and Duties. The Company hereby assigns Todd Sage to be the President and General Manager of JS Transportation and Todd Sage hereby accepts such assignment upon the terms and conditions hereinafter set forth. Todd Sage shall devote himself diligently to the promotion of the Company's interests. Todd Sage shall provide, but not limited to, the usual services provided as the President and General Manager and those duties reasonably requested of him by the Board of Directors.

     2. Term. The term of this Agreement shall be one (1) year commencing on the date first above written. The Company hereto may terminate this Agreement at any time "for cause" or a disability whereby Todd Sage is unable to perform the duties set forth in this Agreement for a period of three consecutive months. The Agreement shall automatically renew for a period of one (1) year unless either party gives the other written notice 60 days prior to the end date of the contract that the party wishes to terminate the renewal.

     3. Compensation.

             A. Regular Compensation
             As compensation for the services rendered by Todd Sage, the Company will pay to Todd Sage the amount of $1,500 per week, and/all the health and welfare benefits he currently receives. (See attached Schedule A).

             B. Bonus Compensation
             Todd Sage shall also be entitled to the following Bonus Compensation pursuant to the achievement of the following terms:

             JS Transportation must show a segment profit in excess of $100,000 for the year March 1, 2004 to Feb 28, 2005. Todd Sage will receive $5,000 for each
             $100,000 of segment profit of JS Transportation, as reported in the Company's 10KSB & 10QSB reports with the SEC. Said Monetary Bonus Compensation will be paid by May 15 of each complete year.

             C. Vacation Time.
             Todd Sage shall be entitled to five (5) weeks paid vacation per year while this Agreement is in effect.


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     4. Expenses. During the term of this Agreement the Company shall pay, or reimburse Todd Sage for the reasonable and necessary expenses incurred in connection with this agreement, and such other expenses as the Board of Directors shall specifically approve. Todd Sage shall receive $350 per month as compensated for business use of his vehicle.

    5. Termination For Cause. At any time during the Term, the Company may terminate this agreement and the assignment of Todd Sage as President and General Manager hereunder for Cause (as defined herein), effective immediately upon notice to Todd Sage.

        For purposes of this Agreement, Cause shall mean that Todd Sage: (1) breaches, neglects or fails to diligently perform to the reasonable satisfaction of the Company any or all of this duties under this Agreement, (2) commits an act of dishonesty or breach of trust, or acts in a manner which is inimical or injurious to the business or interest of the Company, (3) violates or breaches any of the provisions of the Agreement, (4) act or omission to act results in or is intended to result directly in gain to or personal enrichment at the Company's expense., (5) is indicted for or convicted of a felony or any crime involving larceny, embezzlement or moral turpitude, (6) becomes insolvent, makes an assignment for the benefit of creditors, files or has filed against him a petition for relief or other proceeding under federal bankruptcy law or state insolvency law or is assessed, or administered in any type of creditor's proceedings.

        On termination of this Agreement, all rights to compensation and benefits of Todd Sage shall cease as of the Date of Termination, except Todd Sage shall be entitled to any unpaid portion compensation earned to the Date of Termination.

In Witness Whereof the parties have caused this Agreement to be executed, sealed and delivered, in the case of the Company by its officer thereunto duly authorized, as of the date first above written.

                         The Company

                         By:________________________________



                         Todd Sage

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